                             [METROCALL LETTERHEAD]


FOR IMMEDIATE RELEASE:
THURSDAY, MAY 23, 2002

Metrocall Contact:
Timothy J. Dietz
Director, Corporate Communications
& Investor Relations
(703) 660-6677x6231
dietzt@metrocall.com

                   METROCALL ANNOUNCES EXECUTION OF AGREEMENTS
                         FOR A CONSENSUAL RESTRUCTURING

         ALEXANDRIA, VA - Thursday, May 23, 2002 Metrocall, Inc., (OTC Bulletin
Board: MCLLQ), one of the nation's largest wireless data and messaging companies, today executed agreements with its primary creditor constituencies, namely the senior secured lenders of Metrocall's $133 million credit facility and a group of Metrocall's unsecured public noteholders representing in excess of two-thirds of the total $627 million of principal outstanding. The agreements establish the terms and conditions of a pre-negotiated plan of reorganization soon to be proposed and implemented through a chapter 11 filing under the United States Bankruptcy Code.

         William L. Collins III, Metrocall's Chairman and Chief Executive Officer, commented that, "these agreements represent the collective efforts of Metrocall and its primary creditor constituencies over the past year to develop a consensual plan for the company's corporate restructuring intended to maximize the return to stakeholders. The company believes that its achieving consensus on a pre-negotiated plan will be a key element of its ability to now implement its plan of reorganization within a short period of time and in an efficient manner."

         Metrocall's pre-negotiated plan will involve a corporate restructuring and a recapitalization of the company's existing debt that will include the establishment of a primary holding company, the consolidation of Metrocall's four existing and wholly-owned operating subsidiaries into single operating entity, and the transfer of Metrocall's intellectual property and FCC licenses into a single wholly-owned license subsidiary. Metrocall believes that this corporate restructuring will help the company to further benefit from the resulting operational efficiencies.

         In accordance with the pre-negotiated plan, Metrocall's $133 million of existing senior secured debt will be exchanged for (i) a $60 million secured term note to be issued by the reorganized operating entity, (ii) $20 million of paid-in-kind notes to be issued by the reorganized holding company, (iii) preferred stock to be issued from the reorganized holding company with a $53 million liquidation preference and (iv) 42% of the new common stock of the reorganized holding company (subject to dilution of up to 7% for options provided to employees under a new stock option plan to be implemented post-restructure). Metrocall further expects that its general unsecured creditors, including the holders of its unsecured public notes, will be exchanged for a pro rata share of (i) preferred stock of the reorganized holding company with a $5 million liquidation preference and (ii) 58% of the new common stock to be issued (also subject to dilution of up to 7% for the aforementioned stock option plan to be implemented). Pursuant to the plan, ninety-five percent of the total voting rights shall be with the preferred stock until such stock is fully redeemed. Metrocall's plan also provides that general unsecured creditors of its wholly owned subsidiaries will receive payment of 100% of the principal amount of their claims upon confirmation of the proposed plan of reorganization.

         Metrocall believes that the agreements with its senior secured lenders and unsecured public noteholders will enable Metrocall to commence its chapter 11 cases in early June 2002. Metrocall intends to move as quickly as possible to effect its restructure and to achieve confirmation of its plan prior to October 31, 2002 and the company expects that its nationwide business operations will continue to operate without interruption or disruption during its reorganization process.

         Metrocall's agreement for its pre-negotiated plan is further evidence of Metrocall's continued and proactive efforts to better align its business to stem the negative trends experienced within the industry over the last several years. In addition to Metrocall's on-going cost saving initiatives (in the first quarter of 2002 Metrocall reduced operating expenses by $15.4 million as compared to the first quarter of 2001 which, on an annual basis represents a reduction of over $60.0 million), Metrocall's reorganization will permit the company to substantially deleverage itself and will provide a viable capital structure in light of declining traditional revenues and competitive pressures. Metrocall, therefore, believes that these changes are essential for the company's long-term viability. Additionally, Metrocall's current operations are generating sufficient cash flows such that no debtor-in-possession financing will be needed to maintain operations or to provide the cash distributions necessary to implement the proposed plan upon emergence from chapter 11.

ABOUT METROCALL, INC.

         Metrocall, Inc. headquartered in Alexandria, Virginia, is one of the largest wireless data and messaging companies in the United States providing both products and services to nearly five million business and individual subscribers. Metrocall was founded in 1965 and currently employs approximately 2,300 people nationwide. The company currently offers two-way interactive messaging, wireless e-mail and Internet connectivity, cellular and digital PCS phones, as well as one-way messaging services. Metrocall operates on many nationwide, regional and local networks and can supply a wide variety of customizable Internet-based information content services. Also, Metrocall offers totally integrated resource management systems and communications solutions for business and campus environments. Metrocall's wireless networks operate in the top 1,000 markets across the nation and the company has offices in more than thirty states. For more information on Metrocall please visit our Web site and on-line store at www.Metrocall.com or call 800-800-2337.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This press release includes "forward-looking statements," within the meaning of the federal securities laws, that involve uncertainties and risks. These include statements regarding events or developments that Metrocall expects or anticipates will occur in the future, such as statements about Metrocall's plans to address a restructuring of Metrocall's balance sheet. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. Business Risks include the possibility that two-way service may lack vendor support, quantity and quality. Please refer to Metrocall's most recent annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.

                                      # # #